GAN Limited
3Q21 Earnings Call Transcript
November 11, 2021

Robert Shore, VP, IR & Capital Markets

Thank you, Operator, and good afternoon everyone. GAN’s third quarter 2021 earnings release was issued today after market and is posted on the Company's web site at www.GAN.com.

With me today are Dermot Smurfit, President and Chief Executive Officer, and Karen Flores, Chief Financial Officer. Please note that we have provided a set of PowerPoint slides that will accompany our prepared remarks. You may access these slides on the Investor Relations section of our website, and we will start on page 2 with our safe harbor disclosure.

We would like to remind you that, except for the factual statements made today, the information contained in this conference call, including any financial and related guidance to be provided, consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism and satisfaction with current prospects, as well as statements in the future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking.

Forward-looking statements should not be interpreted as a guarantee of future performance or results, as such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Some important factors that could cause such differences are discussed in the “Risk Factors” section of GAN’s Annual Report filed on Form 10-K on March 31, 2021. Forward-looking statements speak only as of the date the statements are made, and the company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.

During the call, there will also be a discussion of some non-GAAP financial measures. A description of these non-GAAP financial measures is included in the press release issued this morning, and reconciliations of these non-GAAP financial measures to their most directly comparable U.S. GAAP measures are included in the appendix to the investor presentation and press release issued this morning, both of which are available in the Investors tab of our website.

With that, I’d like to turn the floor over to Dermot for opening remarks. Please go ahead, Dermot.

Dermot Smurfit, President and Chief Executive Officer

Thank you Bobby and good afternoon everyone. Please join me on the fourth slide of the presentation released earlier today to discuss third quarter performance for our consolidated and operating segment results, encompassing our B2B enterprise software segment and our international B2C sports betting segment.

I’m pleased with the third quarter performance, particularly with B2B delivering 5% sequential growth and the all important take rate on gross operator revenue moving upwards driven by continued strength in iGaming together with overall strong consumer demand in the U.S. market. Quarter on quarter growth has been delivered by our B2B division despite the third quarter being the seasonally slowest of the calendar year and granting our B2B division significant momentum in the current fourth quarter.

GAN Limited
3Q21 Earnings Call Transcript
November 11, 2021

I’m also excited to announce today our second client for omnichannel GAN Sports being the Island View Casino Resort in southern Mississippi, which will be a new State for GAN and will shortly become our 10th state into which we have operationally deployed our technology platform.

We have now entered the seasonally strongest operating period of Q4 and Q1 and at this mid-point of Q4 I’m satisfied that B2B will continue delivering top-line growth as we move into 2022 which will actually be our 10TH year operating our technology platform right here in America. Since the beginning of the third quarter we have shown strong execution of new B2B client launches and with Arizona’s September sports betting launch and Connecticut’s iGaming launch last month. GAN’s technology platform is now powering online gambling in nine States nationwide including NJ, PA, IN, MI, TN, CO, WV, AZ, and CT. Additional incremental launches in Louisiana, Maryland, Arkansas are anticipated in the coming months which together with Mississippi will see GAN’s technology Platform live across 14 States, up from just 3 States this time last year … and with each State our capability increases as does the scarcity of our technology Platform and therefore its inherent value. In fact, GAN remains the only major B2B provider with a proven ‘one account, one app, multi-State’ capability which is contributing significantly to our sales pipeline and contributed greatly to our recent major client win of Red Rock Resorts, also known as Station Casinos, which remains a standout opportunity to demonstrate our omnichannel Sports betting capability, which I’ll comment on further later in this presentation.

Shortly after a highly successful G2E conference and securing a number of coveted B2B Industry awards, we held a strongly attended Investor Event setting out the multiple pathways that serve as the basis for us targeting $500 to $600M in topline revenue by 2026 together with long term adjusted EBITDA targets in excess of 30%. As we move through the last quarter of 2021 our B2B division remains in robust health with a strong sales pipeline of significant multi-State opportunities for both iGaming and omnichannel sports betting across multiple new and existing States, with a fast-expanding engineering capability here in the U.S. ably led by our COO Mr. Don Ryan.

Turning now to our B2C International division and following a stand-out performance in the second quarter, the third quarter saw active customers increasing 6% quarter on quarter. As expected, B2C revenues were impacted by a quieter third quarter International sports’ calendar without major sports tournament events, but we experienced strong substitutional engagement by sports gamblers active within the online casino. Our B2C division, ably led by Mr. Anders Karlsen, also scooped a number of coveted International Industry awards including Mobile Sports Product of the year from International Gaming Awards.

Record levels of customer activity have continued into the fourth quarter, with active customers reaching a record in October, and looking forward into 2022 we are preparing for incremental launches in Latin American markets which are complementary to and will build upon our existing strong market position in that region.

Despite having personally missed G2E courtesy of COVID, I’m happy to report the rest of the GAN leadership team was in full and healthy attendance at this major annual B2B conference where both our Super RGS and GAN Sports omnichannel offerings were extremely well received by executives of potential B2B clients.

We are in the final stages of launching our first major B2C Operator client of SuperRGS and the first portfolio of Ainsworth online slot games have received regulatory signoff in Michigan and will be live by the end of this month. We are now at the contract stage with nearly all ‘Tier One’ B2C Operators of iGaming and based on this strong commercial demand we believe the substantial majority of B2C Operators of iGaming here in the U.S. will become

GAN Limited
3Q21 Earnings Call Transcript
November 11, 2021
clients of our SuperRGS in relatively short order. As a reminder, GAN’s exclusive content portfolio already represents a ‘must have’ collection of online facsimiles of retail slot machines, which we believe are critical to optimizing any B2C Operator’s cost of online customer acquisition, customer retention and therefore extending lifetime values. We have observed a growing market awareness that iGaming sits at the heart of B2C Operators’ path to future profitability and high quality, instantly recognizable online slot content -- such as GAN’s exclusive and substantial Ainsworth content portfolio – has a critical role to play in supporting B2C Operators’ profitability by lowering the cost to acquire the highest value players of online casino games.

Also at G2E we demonstrated our omnichannel sports betting solution with physical kiosks and Over The Counter capability demonstrated alongside our award winning and fully U.S. localized mobile sports betting experience. We believe our Sports offering demonstrates a superior user experience for both retail and mobile sports betting, as evidenced by our recent major new client win of Station Casinos, set out on the next slide.

Several months ago, Station Casinos initiated a request for proposal, subsequently evaluating all major vendors of sports betting technology with a view to upgrading the sports gambling experience currently available in both retail and online in Nevada. At that time, GAN had been serving as Stations’ provider of Simulated Gaming for more than four years, demonstrating operational excellence, transparency and that we deserved their trust as technical custodians of a substantial database of their online patrons, many of whom have linked their Stations retail loyalty cards to their online accounts in reliance on GAN’s patented iBridge Framework. This factor gave GAN a series of competitive advantages in seeking to extend the relationship from ‘just’ Simulated Gaming to a mission-critical part of their operating business, their sportsbook. We are trusted by Stations. We are respected. We have operated online successfully together for years. We also have unique Intellectual Property, the value of which was clear to the Stations executive group AND we have a long-standing technical integration into their casino management system enabling reward cards to be linked to online accounts and reward points to be triggered by online activities. Furthermore, GAN had completed the acquisition of Coolbet at the outset of the year and was able to demonstrate the merits of a modern sports betting technology system designed to render a modern, omnichannel, social sports gambling experience to cater to veteran and recreational sports gamblers of all kinds. Finally, Station also had the option to execute against any iGaming opportunity which might arise from regulation of online casino in Nevada, which leading Nevadan casino executives have been calling for in recent public statements. GAN believes it’s Platform is the largest U.S. Platform for iGaming and I’m happy to state today that in the event Nevadan iGaming becomes a reality beyond just online Poker, that we will be serving as Station’s exclusive provider of iGaming via GAN’s platform, not just sports betting.

To our knowledge there were two other major sports gambling providers at the table and I’m proud of our Sales executives for securing competitive commercial terms for the full provision of omnichannel sports betting technology together with custom Managed Trading Services and risk management. Stations is not only our first U.S. retail casino operator client of GAN Sports. Stations represent a rare market opportunity not just to demonstrate our sports capability but to demonstrate it at considerable scale in arguably the most complex regulated market environment in America. The Las Vegas Locals market is a $125M-plus existing retail and online sports gambling market with Station the clear market leader. Their business will be operating on GAN’s technology in the second half of 2022 with the upside of iGaming with a market leader, in the increasingly likely event that iGaming comes to pass in Nevada, possibly limited to holders of retail reward cards which will play to GAN’s intellectual property in that domain. Our intellectual property in this area is highly valuable, has been licensed many times and we believe delivers extraordinary value to online operations when seamlessly and automatically linked to retail reward

GAN Limited
3Q21 Earnings Call Transcript
November 11, 2021
programs. We have most recently licensed our intellectual property at $75 per card link and there are a reported 150M retail reward cards in active circulation.

Finally, it’s worth pointing out the strategic value to GAN of partnering with Station Casinos in Nevada which many perceive to be the ‘inner sanctum’ of retail gaming in America. Not only do we have the privilege of having a major retail casino group as a sponsor for GAN’s gaming licensure in Nevada … but we have the opportunity to further enhance and optimize our omnichannel Sports solution by working with one of the most sophisticated sports gambling executive teams anywhere in the United States. I have little doubt that GAN Sports will not just be proven at scale, but greatly optimized by the operational experience and associated learnings we will inexorably develop during this substantial multi-year contract.

This major strategic relationship should place GAN Sports on a glidepath to becoming the leading omnichannel sports betting solution for all retail casinos in America, and I’ll take this opportunity to congratulate our teams in Estonia and the U.S. who secured for GAN’s shareholders this massive opportunity which further validates our $200M acquisition of Coolbet first announced this time last year.

Moving on to the final slide in support of this opening narrative, and serving as a summary recap of the Investor Event held last month and still available in full online at GAN.com.

We continue to experience strong demand for our battle-tested B2B technology platform and related services here in the U.S. market, evidenced by our recent slew of new client wins, State-by-State expansion with existing clients and a densely populated sales pipeline. We will also be expanding into Canada as part of a major expansion to an existing B2B client relationship. We will also be launching SuperRGS this month and commencing the work to bring our omnichannel GAN Sports offering to life in Nevada for Station Casinos. Overseas in International markets we will continue to benefit from B2C Operations in Europe and Latin America and anticipate annual gains in operating leverage as both the B2B and B2C divisions continue to scale. We believe both the B2B and B2C opportunities represent continuing major Total Addressable Markets respectively here in the U.S. and select International individual markets principally located in Europe and Latin America. GAN remains the very definition of a technology-led growth story, in our view, and we remain committed to execution and the path towards our 2026 revenue target of between $500 and $600 million, coupled to our long-term adjusted EBITDA target margin range of between 30% and 35%.

With that, I’ll pass the discussion to our CFO, Karen Flores.

Karen Flores, Chief Financial Officer

Thank you, Dermot and good afternoon, everyone.

Some brief housekeeping items first. My comments today around our consolidated results will once again focus on sequential quarter over quarter comparisons, given the effect of the Coolbet acquisition on January 1 of this year and the resulting impact on comparisons to prior year operations. Additionally, as the SEC is closed today in observance of Veteran’s Day, our 8-K and 10-Q reports will be on file tomorrow.

Starting with our consolidated financial results on slide 9. Third quarter revenues of $32.3 million were down 7% from Q2. Our revenue performance was driven by modest growth in our B2B segment, while we observed

GAN Limited
3Q21 Earnings Call Transcript
November 11, 2021
seasonality and lower sports hold rates against the backdrop of strong underlying customer trends in our B2C segment.

B2B segment revenue of $11.2 million was up 5 percent sequentially, as our development services and other revenue increased 84% or $1.1 million quarter over quarter. The increase was driven by hardware sales in advance of upcoming new client launches, which will convert into recurring SaaS revenue in the future. Our global recurring SaaS revenue declined 6% during the quarter, primarily due to the impact of seasonality and lower revenues in our Italian operations as a result of the re-opening of retail venues as COVID restrictions have eased. Our core U.S. business has observed sustained, strong levels of online iGaming activity, with no change in quarter-over-quarter casino SaaS revenue, and year over year growth of 80% as compared to the third quarter of 2020.

B2C segment revenue of $21.1 million in the third quarter was down 12% or $2.9 million versus Q2. B2C results were primarily impacted by a 7 percent decline in Sports turnover due to the seasonality of the sports calendar, as well as a 280-basis point decline in sports hold resulting from a higher mix of player-friendly event outcomes. Looking forward, all key sports are running from the end of October, and we are already observing acceleration of player acquisition and engagement trends, with the first week of November setting a number of records, including for the highest weekly turnover and net gaming revenue. B2C Casino was very strong in the third quarter, with casino turnover up 17% or $58 million from Q2.

Before I move on to comment on our net loss and adjusted EBITDA, I’d like to point out that we incurred a number of unique expenses during the quarter, totaling $1.5 million. These include a $600 thousand increase in our tax provision expense, $500 thousand related to FX, and $400 thousand related to a YTD adjustment of amortization of intangible assets, as we finalize the purchase accounting for the Coolbet acquisition.

Operating expenses increased by $1.8 million or 7% sequentially to $27.8 million. This included $900 thousand related to FX and purchase accounting, as I just mentioned. The remaining portion of the increase was attributable to a 6% or 35-person headcount increase in our global personnel to 639, increased facility costs associated with the opening of our new Miami tech hub and relocation of our London office, additional marketing spend for our B2C segment in anticipation of our upcoming Canada launch, and increased professional advisory services incurred in connection with the upcoming anticipated launches of new jurisdictions for both our B2B and B2C segments.

With the revenue impact of the B2C sports turnover and hold rate, as well as the unique items around tax, FX and purchase accounting adjustments totaling $1.5 million, our net loss for the quarter increased to $7.9 million. Adjusted EBITDA was break-even this quarter, and year-to-date our adjusted Adjusted EBITDA stands at $6.4 million for an Adjusted EBITDA margin of 7%.

Our balance sheet remains strong with a cash balance of $50 million at quarter end. The slight decline versus prior quarter of $1.8 million primarily related to payments for exclusive rights for leading online slot content related to the upcoming launch of our Super RGS product offering. We continue to remain debt-free, granting us a clear path to focus on high-growth initiatives, securing additional market share and delivering the best platform technology to the market.

Moving on to our key performance indicators on slide 10. B2B gross operator revenue from our clients declined 3% quarter over quarter, to $215 million. Total US iGaming gross operator revenue was roughly flat versus the prior

GAN Limited
3Q21 Earnings Call Transcript
November 11, 2021
quarter and up 99% year over year from $96 million in the third quarter of 2020 to $190 million. Our quarter over quarter market share was down slightly, from 21% to 19%.

Turning to B2C, key performance indicators remain at exceptional levels across the board with active customers up 6% to nearly 200,000! The total marketing spend ratio increased to 15% of revenue in the quarter, and cost per acquisition increased from $30 to $45, as spend became less efficient for a period of time, however these marketing metrics are still well below industry averages

While we are pleased with our continued progress this quarter – we are laser focused on ramping the profitability - and ultimately cash flow - of the business. To reiterate some of my comments at our virtual investor event last month: G&A is our single largest cost category at 37% of revenue year to date, which is down from 62% of revenue for the same period last year. We are getting more efficient, and we anticipate that our G&A costs as a percent of revenue will continue to decline over the next several years, towards the 10% steady-state environment.

We are building the product and operating infrastructure to support our operations in a number of new jurisdictions. We recently partnered with FanDuel in Connecticut for iGaming in mid-October and are pleased at the speed with which this market is ramping - up 10% versus the launch results observed in Pennsylvania for the same period when we first launched that state in 2020. However, it will take some time for new markets to develop and our operations to achieve efficiency.

We are excited about our near-term growth strategy, with new offerings including GAN Sports and super RGS, which will increase our recurring revenues and enable a higher take rate of operator revenues.

And we are committed to delivering improving margins on an annual basis, operating margin profitability by 2023, and long-term EBITDA of 30% to 35%.

Finally, I recently returned from beautiful Estonia, headquarters for our B2C segment, and I couldn’t be more impressed with the team, their strategy, and the outlook for growth across Latin America and Europe for our B2C business.

At this time we are reiterating our full-year revenue guidance of $125 million to $135 million, with no further adjustment to the range. The variability in our results for the full year will be determined by the sports hold rate, which we anticipate to range between 7 to 8% in any normalized quarter. A repeat of the sports hold rate of 6.8 percent that we observed in both Q1 and Q3 of this year will put us in the mid-point of this range, and each percentage point up or down roughly equates to $1 million of revenue.

I'll now turn it back over to Dermot to conclude our remarks. Dermot.

GAN Limited
3Q21 Earnings Call Transcript
November 11, 2021
Dermot Smurfit, President and Chief Executive Officer

Thank you, Karen. Wrapping up, we delivered 5% sequential growth in B2B, we’ve demonstrated again the excellence of our B2C International product driving all-time record customer activity, and explained what we believe is the necessity of investing to accommodate expected growth in demand for our B2B technology and services here in the U.S. After this seasonally weakest third quarter, strong results should now follow the seasonal U.S. ramp throughout the key NFL sports betting season, with forthcoming client launches during the coming months in Canada, Michigan, Louisiana, Maryland and Mississippi continuing to enhance our growth profile and demonstrating projected operational leverage in Q4 and Q1.

In 2022, GAN will deliver a highly scalable and recurring revenue business model, which will maximize value for all our stakeholders.

That concludes our remarks, and we will now open the line-up for questions.

Dermot Smurfit, President and Chief Executive Officer

Closing Note

Thank you for joining today for our third quarter earnings. We now have the clients required to prove-out a complete and high quality ‘one stop shop’ product offering … and are continuing to build the engineering bandwidth we believe will continue to help even the largest B2C Operators execute on their stated get-to-market-first strategies. We have the iGaming content portfolio which will ensure the success of our SuperRGS and the key client in Station Casinos whose success will ensure GAN’s B2B market leadership with GAN Sports over time … we have firm visibility over our domestic and international growth strategy to support the burstable bandwidth required to continue delivering for our clients. Accordingly, we look forward to continuing with strong execution in the current fourth quarter as we exploit the seasonally strongest period in America’s fast growing and faster regulating online gambling Industry.

Thank you again and stay safe, wherever you are.